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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)

                                                           -------------------------------------------------------------
                                                                               Year Ended May 31,
                                                             1994        1995         1996         1997         1998
                                                           -------------------------------------------------------------
Loss from continuing operations before income tax
 benefit & minority interest                              $ (20,135)   $ (62,741)   $ (67,212)   $ (70,058)   $ (66,607)
                                                          =========    =========    =========    =========    =========
Fixed Charges:
  Interest, including amortization of debt issuance costs   102,708      118,327      143,205      157,901      172,608
  Interest portion of rent expense                            1,560        1,588        2,327        2,691        2,830
  Preferred stock dividends on subsidiary preferred stock     5,838        4,419        4,256        4,850        5,225
                                                          ---------    ---------    ---------    ---------    ---------

Total fixed charges                                         110,106      124,334      149,788      165,442      180,663
                                                          =========    =========    =========    =========    =========

Adjustments:
Preferred stock dividends on subsidiary preferred stock      (5,838)      (4,419)      (4,256)      (4,850)      (5,225)
                                                          =========    =========    =========    =========    =========

Total adjustments                                            (5,838)      (4,419)      (4,256)      (4,850)      (5,225)
                                                          =========    =========    =========    =========    =========

Earnings, as defined                                      $  84,133    $  57,174    $  78,320    $  90,534    $ 108,831
                                                          =========    =========    =========    =========    =========

Ratio of earnings to fixed charges (1)                           --           --           --           --           --
                                                          =========    =========    =========    =========    =========

Amount by which earnings are less than fixed charges      $ (25,973)   $ (67,160)   $ (71,468)   $ (74,908)   $ (71,832)
                                                          =========    =========    =========    =========    =========

(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.


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